Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Contact: Jennifer Ranville, 608-252-8862
Anchor BanCorp Wisconsin Inc. Reports Third Quarter Earnings
of $15.5 Million or $1.62 per Diluted Share
MADISON, Wisc., October 29, 2015 - Anchor BanCorp Wisconsin Inc. (the “Company”) (NASDAQ:ABCW), and its wholly-owned subsidiary, AnchorBank, fsb (the “Bank”), today announced financial results for the quarter ended September 30, 2015. The Company recorded a profitable quarter with net income of $15.5 million, or $1.62 per diluted common share. Pre-tax net income for the quarter ended September 30, 2015 of $25.9 million, or $2.71 per diluted share, included a negative provision for loan losses of $22.4 million, or $2.34 per diluted share, which was partially offset by $1.5 million in expense related to early lease termination expenses associated with several previously announced operational efficiency initiatives. Management anticipates these operational efficiency initiatives will result in annual net cost savings of approximately $5.4 million related to reduced compensation, occupancy and other operating costs.
“Following last quarter's excellent results, we are posting another quarter of strong financial performance. Our continued focus on loan quality improvement has warranted the reduction of our allowance for loan loss this quarter. While the reduction is significant, our loan loss reserve levels remain solid. This quarter's performance builds on over two years of profitable results and last quarter's reversal of substantially all of the deferred tax asset valuation allowance,” said Chris Bauer, President and CEO.

Highlights include:

Negative Provision for Loan Losses

The allowance for loan losses is maintained at a level believed appropriate by management to absorb probable and estimable losses inherent in the loan portfolio and is based on: the size and current risk characteristics of the loan portfolio; an assessment of individual impaired loans; actual and anticipated loss experience; and current economic events in specific industries and geographical areas. These economic events include unemployment levels, regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience and consideration of current economic trends, all of which may be susceptible to significant change. Therefore, the allowance for loan losses accounts for elements of imprecision and estimation risk inherent in the calculation.

During the quarter ended September 30, 2015, after a review of the factors listed above, the Company determined such levels of allowance were no longer warranted. While loan quality has improved over a multi-year period, the quarter ended September 30, 2015 was the fourth consecutive quarter of recoveries exceeding charge-offs. Performance trends related to loan losses observed in 2015 include:

•	Total non-performing loans decreased $20.4 million to $14.7 million at September 30, 2015, from $35.1 million at December 31, 2014.

•	The Company has experienced recoveries in excess of charge-offs of $10.2 million over the past four quarters, including $4.9 million for the quarter ended September 30, 2015.

•
Total delinquencies (loans past due 30 days or more) at September 30, 2015 and December 31, 2014, were $18.0 million, or 1.15% of total gross loans, and $29.2 million, or 1.85% of total gross loans, respectively. The Company has experienced a reduction in delinquencies since December 31, 2014, as a result of increased monitoring, loss mitigation and improved economic conditions.

•
Total impaired loans decreased $23.7 million to $71.6 million at September 30, 2015, which included $56.9 million of performing TDRs, from $95.3 million at December 31, 2014, which included $60.2 million of performing TDRs.

The impact to the allowance for loan losses at September 30, 2015 was a $22.4 million negative provision for loan losses. As a result, the allowance for loan losses as a percentage of total loans held for investment was 1.91% at September 30, 2015, compared to 2.99% at December 31, 2014. The allowance for loan losses as a percentage of non-performing loans increased to 200.70% at September 30, 2015, from 133.95% at December 31, 2014.

Net Income

•
Net income was $15.5 million for the quarter ended September 30, 2015, compared to $107.5 million and $5.0 million for the quarters ended June 30, 2015 and September 30, 2014, respectively. During the quarter ended June 30, 2015, the Company recognized $103.0 million of income tax benefit, net of tax provision, due to the reversal of substantially all of the deferred tax asset valuation allowance.

•
Diluted earnings per share was $1.62 for the quarter ended September 30, 2015, compared to $11.37 for the quarter ended June 30, 2015 and $0.55 per diluted share for the quarter ended September 30, 2014.

•	Net interest income was $17.3 million for the quarter ended September 30, 2015, compared to $17.4 million and $17.6 million for the quarters ended June 30, 2015 and September 30, 2014, respectively.

•
Yield on interest-earning assets of 3.60% for the quarter ended September 30, 2015 decreased 5 basis points from 3.65% for the quarter ended June 30, 2015 and decreased 8 basis points compared to 3.68% for the quarter ended September 30, 2014.

•
Negative loan loss provision for the quarter ended September 30, 2015 was $22.4 million, compared to negative loan loss provision of $646,000 and $1.3 million for the quarters ended June 30, 2015 and September 30, 2014, respectively.

•
Non-interest income was $8.7 million for the quarter ended September 30, 2015, compared to $9.7 million and $8.0 million for the quarters ended June 30, 2015 and September 30, 2014, respectively. Non-interest income included a gain of $538,000 from the sale of the Winneconne branch operations and a gain of $294,000 on the sale of the Winneconne branch building and equipment during the quarter ended September 30, 2015. Non-interest income included a $1.4 million gain on the sale of the Appleton Fox River Drive branch building and a gain of $448,000 resulting from the sale of the Viroqua branch operations during the quarter ended June 30, 2015.

•
Non-interest expense was $22.6 million for the quarter ended September 30, 2015, compared to $23.3 million and $21.9 million for the quarters ended June 30, 2015 and September 30, 2014, respectively. The Bank incurred one-time costs of $1.5 million during the quarter ended September 30, 2015, consisting of early lease termination expense, and $2.3 million during the quarter ended June 30, 2015, primarily consisting of employment severance and asset disposition costs related to operational efficiency initiatives that have been completed.

Loans

•
The Bank originated $107.3 million and $104.0 million of commercial, consumer and residential loans in the quarters ended September 30, 2015 and June 30, 2015, respectively. In the last twelve months, the Bank originated $447.7 million in loans, demonstrating the continued confidence that current and new customers have in the Company.

•	Loans held for investment were $1.55 billion at September 30, 2015, a decrease of $22.3 million from December 31, 2014.

•	Loans held for sale were $8.4 million at September 30, 2015, an increase of $1.8 million from December 31, 2014.

Asset Quality

•	Total non-performing loans decreased $20.4 million to $14.7 million at September 30, 2015, from $35.1 million at December 31, 2014.

•
Total non-performing assets (total non-performing loans and other real estate owned) decreased $31.3 million to $39.3 million, or 1.76% of total assets, at September 30, 2015, from $70.6 million, or 3.39% of total assets, at December 31, 2014.

•	Other real estate owned (OREO) was $24.6 million at September 30, 2015, compared to $35.5 million at December 31, 2014.

Deposits and Borrowings

•	Deposits of $1.83 billion at September 30, 2015, increased $15.7 million from December 31, 2014.

•	Cost of funds remained constant at 0.24% for the quarters ended September 30, 2015, and June 30, 2015, an increase of 2 basis points from 0.22% for the quarter ended September 30, 2014.

Capital

•	Book value per common share was $37.49 at September 30, 2015, compared to $35.68 and $23.22 at June 30, 2015 and September 30, 2014, respectively.

•	The Bank’s Tier 1 leverage capital ratio of 12.74% at September 30, 2015 is considered “well capitalized” under the regulatory capital framework.

“Our earnings and ability to execute on our business plan demonstrates support for the confidence our stockholders have in us. We are reviewing capital strategies and believe we are well situated to be opportunistic, yet remain prudent in using our strong capital position for continued profitable growth,” Bauer noted.

About Anchor BanCorp Wisconsin Inc.

Anchor Bancorp Wisconsin Inc, is the parent company for AnchorBank, fsb a community-based financial services company providing commercial, retail, mortgage, consumer finance and investment services to businesses and individuals from 46 banking locations throughout Wisconsin. Anchor Bancorp stock (ABCW) is listed on the NASDAQ Global Market and Russell Global Indexes. Visit AnchorBank online at www.anchorbank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projections involving anticipated revenues, earnings, liquidity, capital levels, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws.

Anchor BanCorp Wisconsin Inc.
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

	Quarter Ended			Year to Date		Qtr Ended 9/15-9/14
($ in 000’s, except share data)	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014	Incr(Decr)
INCOME STATEMENT
Interest income	$18,418	$18,541	$18,612	$55,043	$57,030	(1)%
Interest expense	1,132	1,117	1,054	3,277	3,295	7%
Net interest income	17,286	17,424	17,558	51,766	53,735	(2)%
Provision for loan losses	(22,410)	(646)	(1,304)	(24,410)	(1,304)	N/M
Non-interest income:
Service charges on deposits	2,633	2,596	2,626	7,597	7,415	—%
Investment and insurance commissions	976	1,060	1,015	3,123	3,002	(4)%
Loan fees	596	179	262	1,506	713	127%
Loan servicing income, net	500	467	705	1,560	2,219	(29)%
Loan processing fee income	352	360	266	978	605	32%
Net gain on sale of loans	1,470	1,912	837	4,983	2,127	76%
Net gain on sale of investments	—	—	482	63	783	(100)%
Net gain on sale of OREO	719	743	987	2,929	2,188	(27)%
Net gain (loss) on disposal of premises and equipment	359	1,332	(7)	1,691	(83)	N/M
Net gain on sale of branch	538	448	—	986	—	—%
Other	578	641	842	1,783	2,588	(31)%
Total non-interest income	8,721	9,738	8,015	27,199	21,557	9%
Non-interest expense:
Personnel costs	10,843	13,371	10,872	36,001	32,773	—%
Net occupancy and equipment expense	2,338	2,730	2,443	7,522	7,852	(4)%
Data processing expense	1,423	1,546	1,340	4,420	4,026	6%
OREO expense	962	737	2,999	1,935	6,451	(68)%
Mortgage servicing rights impairment (recovery)	93	(391)	(53)	(328)	42	275%
Provision for unfunded commitments	258	170	(2,401)	549	(1,621)	111%
Professional fees	549	606	404	1,589	1,162	36%
Lease termination expense	1,454	—	—	1,454	—	N/M
Other	4,632	4,494	6,311	13,646	16,402	(27)%
Total non-interest expense	22,552	23,263	21,915	66,788	67,087	3%
Net income before taxes	25,865	4,545	4,962	36,587	9,509	421%
Income tax expense (benefit)	10,394	(102,976)	—	(92,550)	10	N/M
Net income	$15,471	$107,521	$4,962	$129,137	$9,499	212%
SHARE DATA
Diluted earnings per share	$1.62	$11.37	$0.55	$13.74	$1.05	195%
Cash dividends	$—	$—	$—	$—	$—	—%
Book value	$37.49	$35.68	$23.22	$37.49	$23.22	61%
Average diluted shares outstanding	9,559,000	9,459,000	9,058,000	9,540,000	9,058,000	6%
KEY RATIOS AND DATA
Yield on interest-earning assets	3.60%	3.65%	3.68%	3.62%	3.78%	(0.08)
Cost of funds	0.24%	0.24%	0.22%	0.24%	0.23%	0.02
Net interest margin	3.38%	3.43%	3.47%	3.41%	3.56%	(0.09)
Return on average assets	2.79%	20.40%	0.94%	8.06%	0.60%	1.85
Average equity to average assets	15.49%	11.40%	9.99%	12.76%	9.89%	5.50
Common Equity Tier 1 ratio (1)	18.63%	18.26%	N/A	18.63%	N/A	N/A
Tier 1 leverage (1)	12.74%	12.03%	10.70%	12.74%	10.70%	2.04
Tier 1 risk-based capital (1)	18.63%	18.26%	16.68%	18.63%	16.68%	1.95
Total capital ratio (1)	19.93%	19.58%	17.96%	19.93%	17.96%	1.97
N/A = not applicable N/M = not meaningful
(1) Capital ratios calculated utilizing Basel III regulatory requirements effective January 1, 2015 for AnchorBank, fsb.

Anchor BanCorp Wisconsin Inc.
(Unaudited)

	Quarter Ended Averages			Ending Balances		Ending Balances 9/15-12/14
(in 000’s)	9/30/2015	12/31/2014	9/30/2014	9/30/2015	12/31/2014	Incr(Decr)
BALANCE SHEET
Assets:
Cash and cash equivalents	$144,166	$195,093	$192,041	$155,888	$147,273	6%
Investment securities	350,711	293,577	294,105	357,007	294,599	21%
Loans held for sale	13,607	5,608	5,145	8,408	6,594	28%
Loans held for investment	1,554,780	1,559,421	1,547,865	1,549,183	1,571,476	(1)%
Allowance for loan losses	(48,689)	(48,260)	(49,377)	(29,525)	(47,037)	37%
Loans held for investment, net	1,506,091	1,511,161	1,498,488	1,519,658	1,524,439	—%
Other real estate owned, net	26,584	44,511	52,017	24,612	35,491	(31)%
Other assets	180,206	77,081	79,148	171,272	73,983	132%
Total assets	$2,221,365	$2,127,031	$2,120,944	$2,236,845	$2,082,379	7%
Liabilities and Stockholders’ Equity:
Non interest bearing deposits	$291,519	$285,960	$276,888	$295,367	$291,248	1%
Interest bearing deposits	1,543,212	1,582,144	1,595,474	1,534,549	1,522,923	1%
Total deposits	1,834,731	1,868,104	1,872,362	1,829,916	1,814,171	1%
Other borrowed funds	13,860	14,982	14,520	12,581	13,752	(9)%
Other liabilities	28,744	21,500	22,186	34,477	26,793	29%
Total liabilities	1,877,335	1,904,586	1,909,068	1,876,974	1,854,716	1%
Total stockholders’ equity	344,030	222,445	211,876	359,871	227,663	58%
Total liabilities & stockholders’ equity	$2,221,365	$2,127,031	$2,120,944	$2,236,845	$2,082,379	7%
	Quarter Ended			Year-to-Date		Qtr Ended 9/15-9/14
	9/30/2015	12/31/2014	9/30/2014	9/30/2015	12/31/2014	Incr(Decr)
KEY METRICS
Provision for loan losses	$(22,410)	$(3,281)	$(1,304)	$(24,410)	$(4,585)	N/M
Net charge-offs (recoveries)	(4,898)	(3,281)	834	(6,897)	13,560	N/M
Allowance for loan losses	29,525	47,037	47,037	29,525	47,037	(37)%
Loans 30 to 89 days past due	7,735	8,892	9,979	7,735	8,892	(22)%
Non-performing loans (NPL)	14,711	35,115	38,352	14,711	35,115	(62)%
Other real estate owned	24,612	35,491	46,725	24,612	35,491	(47)%
Non-performing assets	39,323	70,606	85,077	39,323	70,606	(54)%
Non-performing assets to total assets	1.76%	3.39%	4.04%	1.76%	3.39%	(2.28)
Allowance for loan losses to NPL	200.70%	133.95%	122.65%	200.70%	133.95%	78.05
Allowance for loan losses to loans held for investment	1.91%	2.99%	3.02%	1.91%	2.99%	(1.11)
Net charge-off (recoveries) to average assets	(0.22)%	(0.15)%	0.04%	(0.32)%	0.64%	(0.26)
N/M = not meaningful